Exhibit 10.11.01

December 10, 2004

James R. McQueen
262 Essex Road
Old Saybrook, CT 06475

Dear Jim:

The Connecticut Water Company agrees to enter into a consulting arrangement with you for a period of not more than three years, starting on January 1, 2005, at an annual retainer rate payable to you of $8,000. In addition to the annual retainer, the Company agrees to pay you $75 per hour for hours worked, and such hours worked should not exceed 500 hours per year.

This arrangement has been approved by the Compensation Committee of the Board of Directors who has authorized Marshall T. Chiaraluce to sign on the Company’s behalf. Your signature acknowledges your acceptance of the terms herein.

Sincerely,

/s/ Michele G. DiAcri

Michele G. DiAcri
Corporate Secretary

THE CONNECTICUT WATER COMPANY	JAMES R. McQUEEN
Marshall T. Chiaraluce
President, CEO, and Chairman
/s/ Marshall T. Chiaraluce	/s/ James R. McQueen
Date: December 10, 2004	Date: December 10, 2004

Cc: Maureen P. Westbrook